Answers Corporation Announces Third Quarter 2005 Financial Results

40% Sequential Ad Revenue Growth, Loss Reduced from $0.23 to $0.15 Per Share

New York, NY, November 3, 2005 - Answers Corporation (NASDAQ: ANSW), formerly known as GuruNet Corporation, creators of Answers.com™, the answer-based search engine, today announced continued growth in its traffic, revenues and monetization for the third quarter ended September 30, 2005.

Revenues for the third quarter of 2005 rose to $563,576, compared to $424,552 in the second quarter of 2005, or 33% sequential growth, and compared with $53,163, for the corresponding quarter a year earlier. The net loss in the third quarter of 2005 was $1,090,355, compared to a net loss of $1,601,986, for the second quarter of 2005, and compared to a net loss in the corresponding period of 2004 of $2,168,527. The net loss, prior to non-cash charges for stock-based compensation and costs, in the third quarter of 2005, fell to $985,182, compared to $1,057,758 during the second quarter of 2005, and compared to $2,164,794 in the third quarter of 2004. Basic and diluted net loss per common share was $0.15 per share, compared to $0.23 per share in the second quarter of 2005, and compared to $1.26 per share in the corresponding period of 2004.

Cash and investment securities at quarter end were approximately $18.9 million, and shareholder equity was approximately $18.7 million.

Answers.com advertising revenues, which accounted for most of the Company’s revenues, were $500,000 for the third quarter of 2005, compared to $357,000 in the second quarter of 2005, or 40% sequential growth, with over 40% of these advertising revenues generated in September.

"Answers.com advertising revenue rose in the third quarter of 2005, exceeding internal expectations, aided by a strong upswing in our September traffic and monetization, following the seasonally slow summer months." said Bob Rosenschein, Answers' CEO. "We have seen that Answers.com’s rich reference content from over 100 sources is quite monetizable, with further growth to come. We expect to continue growing traffic through marketing, organic methods, and partnerships, and we plan to continue adding useful new content and enhancing the Answers.com website and product."

Business Outlook - Fourth Quarter 2005

The following business outlook is based on the company’s current information and expectations as of November 3, 2005. Answers undertakes no duty to update its business outlook until the release of its next quarterly and fiscal year 2005 earnings announcement.

Management expects fourth quarter 2005 revenues to climb sequentially by 42% - 55% from the third quarter of 2005 to approximately $800,000 to $875,000. Of this, over 95% will be from Answers.com proprietary traffic and distribution channels. The remainder will be from subscriptions previously sold and other income. Further, the company expects to increase its operating expenses relating to growing its business and internal operations and therefore anticipates the fourth quarter net operating loss to approximate or be moderately higher than the third quarter.

A conference call to review the third quarter 2005 financial results will follow this release today at 4:30 PM EST. The company’s management will host the call, and discuss its quarterly results and outlook. The call will be followed by a question and answer session. Investors are invited to listen to the conference call and the replay over the Internet through Answers' Website, within its Investor Relations page at http://ir.answers.com. To listen to the live call via webcast, please go to our Website at least 10 minutes early to connect and register. To dial in to listen and/or submit a question, please dial 888-889-2497 and request the Answers call. For those unable to listen to the live broadcast, a replay will be available on the site shortly after the call, and will remain available on the site for at least one week following the call.

About Answers

Answers Corporation (NASDAQ: ANSW) operates a leading answer-based search engine, www.answers.com. Founded in 1999 by Bob Rosenschein, Answers provides patented technology and software tools to access concise information on demand. For additional information, visit www.answers.com. ANSWERS.COM is a trademark of Answers Corporation. All other marks belong to their respective owners.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to, statements regarding future market opportunity and future financial performance. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, but not limited to, our ability to increase the number of persons who use our products, our ability to increase the number of partners who will generate increased traffic to our sites, our ability to improve the monetization of our products, a decision by Google, Inc. to discontinue directing user traffic to www.answers.com through its definition link and other risk factors identified from time to time in our SEC filings, including, but not limited to, our registration statement on Form SB-2 filed in April 2005. Any forward-looking statements set forth in this news release speak only as of the date of this news release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.answers.com. The information in Answers' website is not incorporated by reference into this press release and is included as an inactive textual reference only.

 (Tables to follow)

Investor Contact:

Bruce D Smith, CFA, VP Investor Relations and Strategic Development
 bruce@answers.com, +1-646-502-4780
Press Contact:

Jay Bailey, Director of Marketing
 j@answers.com, +1-888-248-9613

Selected Consolidated Financial Data (Unaudited)

Statements of Operations:

Three months ended September 30					Nine months ended September 30
2005		2004			2005		2004
		$	$				$	$
(Unaudited	)		(Unaudited	)	(Unaudited	)		(Unaudited	)

Revenue	563,576	53,163	1,163,761	117,038

Costs and expenses (1):
Cost of revenue	251,254	157,854	711,051	433,612
Research and development	335,650	271,489	1,063,972	789,962
Sales and marketing	512,707	159,564	1,325,137	700,049
General and administrative	691,311	221,805	2,602,048	636,335

Total costs and expenses	1,790,922	810,712	5,702,208	2,559,958

Operating loss	(1,227,346)	(757,549)	(4,538,447)	(2,442,920)

Interest income (expense), net	156,536	(1,397,322)	387,130	(3,247,774)
Other expense, net	(14,641)	(6,646)	(35,369)	(10,671)

Loss before income taxes	(1,085,451)	(2,161,517)	(4,186,686)	(5,701,365)

Income tax expenses	(4,904)	(7,010)	(10,579)	(34,023)

Net loss	(1,090,355)	(2,168,527)	(4,197,265)	(5,735,388)

Basic and diluted net loss per common share	(0.15)	(1.26)	(0.63)	(3.64)

Weighted average shares used in computing basic and diluted net loss per common share	7,069,553	1,727,373	6,703,989	1,574,923

(1) Includes stock based compensation and costs as follows:

Research and development	944	944	31,207	2,832
Sales and marketing	354	354	214,310	10,991
General and administrative	103,875	2,435	789,449	23,877

	105,173	3,733	1,034,966	37,700

Balance Sheets:

The following table summarizes our balance sheet data:

	September 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Cash and investment securities	$18,885,071	$7,415,415
Working capital	$18,204,075	$6,688,721
Total assets	$21,055,014	$8,907,183
Long-term liabilities	$1,094,963	$1,078,548
Total stockholders’ equity	$18,709,095	$6,824,122

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